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                                                                 EXHIBIT 4.2



                                 PROMISSORY NOTE

                                                             St. Louis, Missouri

$1,000,000.00                                                March 17, 1998

     On or before the Maturity Date, the undersigned, D&K HEALTHCARE RESOURCES, INC. ("Maker"), for value received, promises to pay to the order of RICKY PLOTNICK (the "Lender"), at his office located at 4586 North Hiatus Road, Sunrise, Florida 33351 or at such other place as may be designated in writing by the holder hereof, on demand and in lawful money of the United States of America in immediately available funds, the principal sum of One Million Dollars ($1,000,000.00), together with interest on the aforesaid principal sum the date hereof, at the rate or rates hereinafter specified.


     Maker agrees to pay principal and interest hereunder in equal semi-annual installments amortized over a five (5) year period (hereinafter individually referred to as an "Installment"), with interest calculated on the unpaid principal balance of this Note at a rate per annum equal to seven (7) percentage points (the "Loan Interest Rate"). Such payments shall commence on September 30, 1998, and shall thereafter be due and payable on March 30 and September 30 of each succeeding year until the Maturity Date.

     The term "Maturity Date" shall mean March 30, 2003, or any earlier date on which payment of the entire outstanding balance is due whether by acceleration or otherwise.

     After the Maturity Date, and upon the occurrence of any event of default hereunder, the rate of interest on the then outstanding principal balance of this Note shall be ten (10) percentage points per annum (the "Default Rate").

     At the option of Lender, all of the principal amount of this Note, or the entire principal amount of any Installment due hereunder, may at any time after the date hereof while this Note is outstanding be converted:

     (i) in the case of conversion of the Note, at the then-outstanding principal amount of the Note on the date of exercise; or

    (ii) in the case of conversion of an Installment, at the principal amount due under such Installment,

into fully-paid and non-assessable shares of the Maker's Common Stock at a conversion rate equal to the average closing price per share of Maker's Common Stock as listed on the


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NASDAQ National Market for the twenty (20) day period immediately preceding the date hereof plus twenty percent (20%). The Maker agrees to file with the Securities and Exchange Commission within ninety (90) days following the date hereof an S-3 Registration Statement for registration of the number of shares of Maker's Common Stock subject to conversion hereunder; provided, however, that Maker shall be under no obligation to register such shares if any change to the Securities Exchange Act of 1933, as amended, or the regulations thereto, render Maker or the shares ineligible for filing such S-3 Registration Statement.

     In order to exercise the conversion privilege, the Lender shall give written notice to the Maker at Maker's principal office located at 8000 Maryland Avenue, Suite 920, St. Louis, Missouri 63105, that Lender elects to convert this Note or an Installment, as the case may be, into the Maker's Common Stock. As promptly as practicable after the receipt of such notice as aforesaid, and in any event no later than thirty (30) business days following receipt of such notice, the Maker shall deliver at said office of Lender a certificate or certificates for the number of full shares issuable upon the conversion of this Note or the Installment, as the case may be. Such conversion shall be deemed to have been effected at the close of business on the date on which said certificates have been delivered and, in the case of conversion of the Note, at such time as said certificates are delivered Lender shall surrender the Note to Maker and the rights of Lender under this Note as a holder shall cease. In the event of conversion of an Installment, accrued but unpaid interest on such Installment shall remain payable on the due date of such Installment. In the event of conversion of the Note, accrued but unpaid interest shall be paid upon effectiveness of such conversion.

     If the Maker at any time pays to the holders of its common stock a dividend in common stock, the number of shares of common stock issuable upon a subsequent conversion of all or part of the principal then outstanding under this Note shall be proportionately increased, effective at the close of business on the record date for determination of the holders of the common stock entitled to the dividend.

     If the Maker at any time subdivides or combines in a larger or smaller number of shares its outstanding shares of common stock, then the number of shares of common stock issuable upon a subsequent conversion of all or part of the principal then outstanding under this Note shall be proportionately increased in the case of a subdivision and proportionately decreased in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.

     Notices required or permitted to be given hereunder shall be given in the manner prescribed by that certain Stock Purchase Agreement entered into between Maker and Lender and dated of even date herewith (the "Agreement").

     If payment of principal or interest due on this Note is payable on a day which is a Saturday, Sunday, or legal holiday in the State of Missouri, then such payment shall be due on the next business day, the amount of such payment, in such case, to include all interest accrued to the date of actual payment.


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     Should Maker fail to make payment hereon on the date on which it shall fall due and Maker continues to be in default in making said payment for a period of five (5) days after the giving of written notice of such default by the holder hereof, or should any default be made in the performance of any of the agreements, conditions, covenants, provisions, or stipulations contained in this Note for more than ten (10) days (or any shorter period contained herein) after the giving of written notice of such default by the holder hereof, Lender may accelerate the maturity of this Note and recover all costs of suit and other expenses in connection with efforts to collect any of the amount due hereunder, together with reasonable attorneys' fees (including attorneys' fees for representation in proceedings under the Bankruptcy Code), regardless of whether litigation is commenced, together with interest on any judgment obtained by Lender at the Loan Interest Rate, including interest at such rate from after the date of any such default at the Default Interest Rate, until actual payment is made to the Lender of the full amount due Lender.

     Lender shall have the right, but not the obligation, to accelerate the maturity of Note upon the occurrence of a change in control of Maker. For purposes of this paragraph, a "change in control" shall be defined as any transaction, the result of which is that any person or entity, other than an existing shareholder, acquires more than 50% of the voting stock of Maker for cash or other consideration, or pursuant to merger, consolidation or other business combination, or acquires substantially all of Maker's assets.

     This Note shall automatically accelerate upon the death of Lender.

     Notwithstanding anything contained herein to the contrary, Maker shall have a right of setoff against principal and interest outstanding under this Note in such amounts and at such times as Lender becomes obligated to either Maker or Jaron, Inc. for indemnified claims pursuant to Article 9 of the Agreement.

     Maker reserves the right to prepay the whole or any part of the principal sum hereof at any time or from time to time, without premium or penalty, so long as no default has occurred under this Note; provided, however, that Maker must give Lender twenty (20) days prior notice of such prepayment and Lender reserves the right to convert all or a portion of the principal amount of such prepayment into Maker's Common Stock as provided for herein.

     The loan evidenced hereby has been made and this Note has been delivered, at the Maker's office set forth above, and such loan, this Note, and the rights, obligations remedies of the Lender and the undersigned shall be governed by and construed in accordance with the laws of the State of Missouri.


     THIS INSTRUMENT IS SUBJECT TO THE TERMS OF A SUBORDINATION AGREEMENT IN FAVOR OF FLEET CAPITAL CORPORATION DATED AS OF MARCH 17, 1998.


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                                            D&K HEALTHCARE RESOURCES, INC.

                                            By: Martin D. Wilson
                                                -------------------------
                                            Name: Martin D. Wilson
                                                  -----------------------
                                            Title:  President
                                                    ----------------------


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